Exhibit 99.1

Apollo Debt Solutions Announces Monthly Distribution Increase

NEW YORK, NY - November 16, 2022 - Apollo Debt Solutions BDC (“ADS” or the “Fund”) today announced that it has increased its regular monthly distribution from $0.1408 per share to $0.1600 per share, which represents an 8.3% annualized distribution yield (for Class I Common Shares) based on the October NAV per share of $23.07.1 ADS’ Board of Trustees (the “Board”) approved the increase in distribution, starting with the November 2022 monthly distribution, which is payable to shareholders of record as of November 30, 2022 and will be paid on or about December 27, 2022.

The increase in the regular monthly distribution is driven by the Fund’s higher level of core earnings, primarily from the positive impact of rising rates and attractive spreads on the Fund’s directly originated loan investments.

1.

For Class S Common Shares, an increased net distribution of $0.1439, representing a 7.5% annualized distribution yield, and for Class D Common Shares, an increased net distribution of $0.1553, representing a 8.1% annualized distribution yield, in each case, based on October NAV per share of $23.07.

About Apollo Debt Solutions

Apollo Debt Solutions BDC (the “Fund”) is a regulated, non-listed BDC that provides individual investors access to investments targeted by the largest institutions. We believe it provides investors with a stronger and more diversified path to value than is typically available — and aims to offer a more beneficial risk-adjusted profile than public equivalents. The Fund focuses on senior secured large corporate direct origination, and, to a lesser extent, broadly syndicated loans and middle market direct lending. Together, we believe these attributes help position our BDC to perform.

Forward-Looking Statements

Certain information contained in this communication constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology, such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “can,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates”, “con ident,” “conviction,” “identified” or the negative versions of these words or other comparable words thereof. These may include financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements regarding future performance, statements regarding economic and market trends and statements regarding identified but not yet closed investments. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. ADS believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in its prospectus, and any such updated factors included in its periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document (or ADS’s prospectus and other filings). Except as otherwise required by federal securities laws, ADS undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Apollo Contact Information

For Investors:

Lucy Lu Munro

Investor Relations

(917) 286-5873

GlobalWealth@Apollo.com

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

Communications@apollo.com